Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Announces Amendments to its Indenture
     FORT WORTH, Texas, December 13, 2007 — San Juan Basin Royalty Trust (NYSE Symbol: SJT) (the “Trust”) announced that, at the special meeting of Unit Holders held on December 12, 2007, the Unit Holders approved four separate proposals amending the Indenture, the governing document of the Trust. The proposals approved and adopted by the Unit Holders included amendments (i) permitting a direct registration system, (ii) allowing the Trustee to sell up to 1% of the value of the royalty in any twelve-month period if the Trustee determines the sale to be in the best interests of the Unit Holders, (iii) concerning electronic voting and (iv) addressing permitted investments.
     The San Juan Basin Royalty Trust is a grantor royalty trust, the principal asset of which is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in the San Juan Basin located in San Juan, Rio Arriba and Sandoval Counties of northwestern New Mexico. Certain of those properties are operated by Burlington Resources Oil & Gas Company L.P.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com E-mail: sjt@compassbank.com